May 29, 1996

          NationsBank of Delaware, N.A.
          Blue Hen Corporate Center
          Route 113
          Dover, Delaware 19901

                    Re:  NationsBank of Delaware, N.A.
                         Registration Statement No. 333-4594

          Ladies and Gentlemen:

                    In connection with the above-referenced Regis-tration Statement on Form S-3 (the "Registration State-ment") filed by NationsBank of Delaware, N.A. ("NationsBank"), a national banking association (the "Transferor"), with the Securities and Exchange Commis-sion (the "Commission") under the Securities Act of 1933, as amended, relating to the NationsBank Credit Card Master Trust established pursuant to a Pooling and Ser-vicing Agreement dated as of December 1, 1993 (the "Agreement") between NationsBank, as transferor and as servicer, and The Bank of New York, as trustee (the "Trustee"), you have requested our opinion regarding certain descriptions of tax consequences contained in the form of Prospectus (the "Prospectus") included in the Registration Statement.

                    Our opinion is based on an examination of the Prospectus, the form of Agreement, and such other docu-ments, instruments and information as we have considered necessary and deemed material to the opinion set forth herein, and assumes that all representations contained therein are correct and that the parties thereto comply with the terms thereof. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, adminis-trative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provi-sions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

                    In our examination, we have assumed the genu-ineness of all signatures, the authenticity of all docu-ments submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Transferor and others.

                    Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Prospectus Summary--Tax Status" and "Certain Federal Income Tax Consequences," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Offered Certificates, under existing law and the assumptions stated therein.

                    We also note that the Prospectus and the Agree-ment do not relate to a specific transaction other than that described. Accordingly, the above-referenced de-scription of Federal income tax consequences may require modification in the context of an actual transaction.

                    We express no opinion with respect to the matters addressed in this letter other than as set forth above.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus.

                                        Very truly yours,

                                        /s/ Skadden, Arps, Slate,
                                              Meagher & Flom